Exhibit 10.22

Private & Confidential
This agreement is dated October 26, 2015 (the “Effective Date”).
To:    Lee Holman
Re:    Executive Employment Agreement
Dear Lee:
This agreement contains the terms and conditions of our offer of employment in the position of Executive Vice President, Creative Director. This agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
If you accept employment on the terms and conditions set out below, please execute this agreement where indicated.
ARTICLE 1 - INTERPRETATION

1.01	Definitions
For purposes of this agreement, the following definitions apply:
“Affiliate” has the meaning given that term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Base Salary” has the meaning given that term in section 3.01.
“Board” means the board of directors of the Company.
“Bonus Plan” means the Company's executive bonus plan as then in effect.
“Cause” includes, without limitation, the usual meaning of just cause under the common law or the laws of British Columbia.
“Company” means lululemon athletica inc., a Delaware corporation.
“Compensation Committee” means the compensation committee of the Board.
“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ products, operations, research, processes or services, including all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s work for the Company.
“Effective Date” has the meaning given that term in the preamble of this agreement.
“Executive” means Lee Holman.
“Plan” means the Company’s 2014 Equity Incentive Plan or any successor plans.
“Restrictive Covenant Agreement” has the meaning given that term in section 4.06.
“Start Date” means that date as the Executive and the Company agree the Executive’s employment with the Company will commence.
“Termination Date” has the meaning given that term in section 5.01.
ARTICLE 2 - EMPLOYMENT

2.01	Employment
(1)    Subject to the terms and conditions of this agreement, the Company will, commencing on the Start Date, employ the Executive in the position of Executive Vice President, Creative Director, on the terms and conditions set out herein.
(2)    The Executive will report to the Chief Executive Officer.
(3)    The Executive shall perform duties and responsibilities as are normally provided by an Executive Vice President, Creative Director of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned by the Chief Executive Officer, subject always to the control and direction of the Chief Executive Officer.

2.02	Term
The term of this agreement will commence on the Effective Date and the Executive’s employment under this agreement will commence on the Start Date and will continue for an indefinite period, subject to termination in accordance with the terms of this agreement.

2.03	Place of Employment
(1)    The Executive will perform the Executive’s duties and responsibilities for the Company at the principal executive offices of the Company and the Executive will reside within a reasonable daily commuting distance of those offices.
(2)    The Executive acknowledges that the performance of the Executive’s duties and responsibilities will necessitate frequent travel to other places.
ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Base Salary
The Company will pay the Executive a base salary (the “Base Salary”) in the amount of USD $500,000 per annum after the Start Date, payable in accordance with the Company’s usual payroll practices and dates, in arrears by direct deposit, and subject to deductions required by law or authorized by the Executive.

3.02	Bonus
The Executive is eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan is 75% of Base Salary.

3.03	Incentives
As an employee of the Company, the Executive is eligible for annual equity awards as determined by the Compensation Committee, in its sole discretion. These potential equity awards currently consist of stock options, performance share units and restricted share units.

3.04	Benefits
The Executive is entitled to participate in applicable employee benefit plans as are then in effect, subject to and in accordance with the terms and conditions of those plans, subject to any express limitations by this agreement or unless a greater benefit is expressly provided to the Executive under this agreement.

3.05	Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this agreement are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including bonus, commission, benefit, or compensation plans and programs.

3.06	Vacation
The Executive will be entitled to four weeks paid vacation each year. That vacation entitlement will be pro-rated for any part of a year. The Executive will take vacation at times having regard to the best interests of the Company. Except as may be required by applicable employment standards legislation, the Executive will lose the entitlement to unused vacation and the Executive will not be paid for any accrued but unused vacation. The Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should the Executive’s employment with the Company end for any reason.

3.07	Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying those expenses as the Company may require.
ARTICLE 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service
The Executive shall devote all of the Executive’s time, attention and effort to the business and affairs of the Company, shall faithfully serve the Company and shall use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive shall not engage in other employment or consulting work while employed by the Company.

4.02	Duties and Responsibilities
In the performance of the Executive’s duties, the Executive shall give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and shall exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

4.03	Policies, Rules and Regulations
The Executive is bound by and shall faithfully observe and abide by all of the policies, rules and regulations of the Company that are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware.

4.04	Conflict of Interest
(1)The Executive shall not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the business of the Company or the Executive’s duties.
(2)The Executive shall refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive shall inform the CEO and obtain written authorization prior to engaging in any such situation.

4.05	Business Opportunities
During the Executive’s employment, the Executive shall communicate to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company is and will remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.

4.06	Restrictive Covenants
The Executive is bound by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this agreement as schedule A and is incorporated by reference and deemed to be a part of this agreement.

4.07	Pre-existing Obligations
The Executive shall not disclose confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person. The Company is not employing the Executive to obtain the confidential information business information, intellectual property or business opportunities of the Executive’s former employer or any other person.

4.08	Anti-bribery and Compliance with Handbook
During the Executive’s on-boarding and employment the Executive shall read and comply with the Company’s Handbook. The Handbook provides additional details regarding the Executive’s employment, employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, the Code of Business Conduct (including policies related to gifts and entertainment and prohibiting bribes) and other benefits and time off programs. The Executive’s failure to follow any of the Company’s policies may lead to immediate termination of the Executive’s employment. Additional information and resources are on youlu, which is available following the Executive’s first day of work.

4.09	Stock Ownership Guidelines
The Executive acknowledges that he has received a copy of the Company’s Stock Ownership Guidelines and acknowledges and agrees to the Guidelines, as currently stated and as they may be amended from time to time.

4.10	Confidential Information
(1)    The Executive will not acquire any right, title or interest in or to the Confidential Information.
(2)    At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:

(a)
shall not use, copy or reproduce the Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company, and the Executive shall not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and

(b)	shall take all necessary precautions against unauthorized disclosure of the Confidential Information.
(3)If the Executive is requested or ordered by law to disclose any Confidential Information, the Executive must promptly advise the Company of that request or order and provide to the Company all information concerning that request or order so that the Company has the opportunity to object or intervene, prior to making any disclosure of Confidential Information.
ARTICLE 5 - TERMINATION

5.01	Termination by the Company
The Company may terminate the Executive’s employment with the Company at any time, with or without cause, by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).

5.02	Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company 30 days’ notice in writing (the “Notice of Resignation Period”). The Company may waive this notice, in whole or in part, in which case the Executive is only entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under section 3.05 subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period, and (iv) any payments or entitlements under the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.

5.03	Payments on Termination Without Cause
(1)If the Company terminates the Executive’s employment without Cause, the Executive is only entitled to the following compensation:

(a)
Accrued Compensation. The Company shall pay the Executive’s Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company.

(b)
Bonus Compensation. The Company shall not pay any bonus payment to the Executive pursuant to section 3.02 or the Bonus Plan except a bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this agreement or at law.

(c)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company are to be governed by the terms of the Plan and the applicable Performance Share Unit agreements, stock option agreements, and policies.

(d)
Notice or Pay in lieu/Severance. The Company will provide the Executive 15 months’ notice or payment of Base Salary (at the rate in effect as of the date of termination) in lieu of this notice, or a combination of notice and payment (the “Severance Payment”), as determined by the Company (which determination the Company shall make no later than five business days after that termination). Any payment made pursuant to this section 5.03(1)(d) is to be:

i.less any termination or severance pay paid pursuant to the Employment Standards Act (British Columbia);
ii.subject to regular and statutory withholdings;
iii.paid in equal instalments on the Company’s normal paydays beginning on the first regular payday occurring after the date of termination; and
iv.for any payment above the minimum required under the Employment Standards Act (British Columbia), contingent upon the Executive’s compliance with all surviving provisions of this agreement and the Executive’s execution of a full general release in a form acceptable to the Company releasing all claims, known or unknown, that the Executive may have against the Company arising out of or in any way related to the Executive’s employment or termination of employment with Company, and that release has become effective in accordance with its terms prior to the 60th day following the Termination Date. If the release has not become effective by this deadline, the Company shall not pay the Executive any amounts payable after (but not before) this deadline.

(e)
RCA. The Company shall not pay the Executive any amounts pursuant to section 5.03(d) that are above the minimum required under the Employment Standards Act (British Columbia) if the Executive fails to comply with the Restrictive Covenant Agreement.

(f)
Deductions. The Company may deduct from the amounts payable by it to the Executive or for the Executive’s benefit pursuant to section 5.03(1)(a), (b), (c), or (d) any amounts owing to the Company by the Executive.

(g)
Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive or for the Executive’s benefit pursuant to section 5.03 are reasonable.

(h)
No Other Payments or Benefits. The terms and conditions of this section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this agreement and the Executive’s employment hereunder pursuant to the common law and any applicable laws, including the Employment Standards Act (British Columbia), or any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment under this agreement or the termination of this agreement and the Executive’s employment hereunder, other than to enforce the terms of this agreement and remedy any breach thereof by the Company.

(i)
No Mitigation. The Executive is not required to mitigate the amount of any payments provided for under section 5.03 of this agreement by seeking other employment nor shall any payment provided for in that section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.

5.04	Payments on Termination by Company for Cause
If the Company terminates the Executive’s employment for Cause, the Executive is only entitled to receive the following compensation:

(a)
Accrued Base Salary. The Company shall pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(b)
Accrued Expenses. The Company shall reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(c)
Bonus Compensation. The Company shall not pay any bonus payment to the Executive pursuant to section 3.02 or the Bonus Plan except a bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.

(d)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company are to be governed by the terms of the Plan and the applicable Performance Share Unit agreements, stock option agreements, and policies.

5.05	Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 are in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including common law notice of termination or compensation in lieu of that notice and compensation for length of service and any other entitlement pursuant to the Employment Standards Act (British Columbia). Except as expressly provided in this Article 5, the Executive is not entitled to any termination payments, damages, or other compensation, notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any change in position, duties or compensation.

5.06	Return of Property
Upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver or cause to be delivered to the Company all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive, without retaining any copies or records of any Confidential Information.

5.07	Resignation as Director and Officer
Upon any termination of the Executive’s employment under this agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment and shall promptly on request of the Company sign forms of resignation indicating the Executive’s resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this agreement.

5.08	Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this agreement for any reason and with or without cause, all provisions of this agreement necessary to give efficacy thereto, including the Restrictive Covenant Agreement attached as schedule A, will continue in full force and effect following that termination.
ARTICLE 6 - MISCELLANEOUS

6.01	Application of Section 409A
(1)Notwithstanding anything in this agreement to the contrary, the Company shall not pay the Executive any amount payable pursuant to this agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, the Company shall not pay to the Executive any amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following that separation from service. All such amounts that would, but for this section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(2)The Company intends that income provided to the Executive pursuant to this agreement is not to be subject to taxation under Section 409A of the Code. The provisions of this agreement are to be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company is not to be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this agreement.
(3)Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this agreement are to be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year are not to affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits are to be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which the expense was incurred; and (3) the right to reimbursement or in-kind benefits are not to be subject to liquidation or exchange for another benefit.
(4)For purposes of Section 409A of the Code, the right to a series of installment payments under this agreement are to be treated as a right to a series of separate payments.

6.02	Deductions
The Company shall deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this agreement.

6.03	Entire Agreement
This agreement, including the schedules to this agreement, constitutes the entire agreement between the parties with respect to the subject matter of this agreement and cancels and supersedes any prior understandings and agreements between the parties to this agreement with respect to the subject matter of this agreement and any rights which the Executive may have by reason of any such prior agreements, except that this agreement does not cancel, supersede or limit the parties’ rights under the Bonus Plan, the Plan and all applicable award agreements thereunder and the Restrictive Covenant Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this agreement.

6.04	Severability
If any provision of this agreement is determined to be invalid or unenforceable in whole or in part, that invalidity or unenforceability is to attach only to the provision or part of the provision and the remaining part of the provision and all other provisions of this agreement are to continue in full force and effect.

6.05	Amendments and Waivers
No amendment to this agreement is valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this agreement is effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, is to be limited to the specific breach waived.

6.06	Notices
Any demand, notice or other communication to be given in connection with this agreement must be given in writing by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: Vice President of Legal
To the Executive:
Lee Holman

or any other address, individual or electronic communication number designated by notice given by either party to the other.

6.07	Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of the Executive’s obligations under this agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company is entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this agreement.

6.08	Governing Law
This agreement is to be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.09	Attornment
For the purpose of all legal proceedings this agreement will be deemed to have been performed in the Province of British Columbia. The courts of competent jurisdiction located in Vancouver, British Columbia are to have jurisdiction to entertain any action arising under this agreement and the Company and the Executive each hereby attorns to the courts of competent jurisdiction located in Vancouver, British Columbia.
Yours truly,
lululemon athletica inc.

By:	/s/ LAURENT POTDEVIN
Laurent Potdevin
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ LEE HOLMAN
Lee Holman